Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
October 25, 2004	Media: Kathy Budinick 1-206-467-3620

Plum Creek Timber Company, Inc. Reports a 71 Percent
Increase in Third Quarter Earnings

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced third quarter earnings of $77 million, or $0.42 per diluted share, on revenues of $363 million. Earnings for the third quarter of 2003 were $45 million, or $0.25 per diluted share, on revenues of $290 million. Third quarter 2003 earnings included a $4 million expense, or $0.02 per diluted share, related to fire losses experienced in Montana in 2003. Earnings for the first nine months of 2004 were $289 million, or $1.57 per diluted share, on revenues of $1.2 billion. Earnings for the first nine months of 2003 were $136 million, or $0.74 per diluted share, on revenues of $881 million.

Cash provided by operating activities in the third quarter totaled $120 million. Cash provided by operating activities in the same period of 2003 was $109 million. Cash provided by operating activities in the first nine months of 2004 totaled $517 million and included approximately $129 million from the sale of large, non-strategic timberlands. Cash provided by operating activities in the first nine months of 2003 totaled $299 million and included approximately $13 million from the sale of large, non-strategic timberlands. The company ended the third quarter with $363 million in cash and cash equivalents.

“During the third quarter, Plum Creek continued to perform well. Each business segment successfully executed strategies to help achieve long-term value creation for the company, and each reported improved results compared to the last quarter as well as the third quarter of last year,” said Rick Holley, president and chief executive officer. “The company continues to benefit from strengthened demand from our customers who produce pulp, paper and solid wood products.”

Review of Operations

The Northern Resources segment reported operating profit of $27 million for the third quarter, nearly doubling the $14 million profit reported for the same period of 2003. Continued strong demand from the housing and industrial sectors kept operating rates high at sawmills throughout the Northern Resources segment. Contractor shortages in Maine and tight log supplies in the west forced mills to accept higher prices to ensure adequate log supplies. As a result, sawlog prices in the Northern Resources segment continued to increase and were 18 percent higher compared to the third quarter of 2003. The Maine contractor shortages continued to limit pulpwood availability and customers found it difficult to secure raw material to serve improving pulp and paper demand. As a result, pulpwood prices were 19 percent higher in the third quarter of 2004 compared to the same period of 2003.

Operating profit in the Southern Resources segment for the third quarter was $52 million, up $2 million compared to the same period of 2003. Earnings were up due to a 7 percent increase in harvest volumes primarily related to good pulpwood demand.

Southern sawlog demand during the third quarter of 2004 was stronger than the same period of 2003. Despite an active hurricane season, timber was generally accessible in many regions of the South for most of the quarter. Good accessibility during most of the quarter moderated upward pressure on log prices. As a result, Southern sawlog prices have increased approximately 5 percent compared to the third quarter of 2003. Pulpwood demand remained strong during the quarter and Southern pulpwood customers maintained adequate log inventories for most of the quarter resulting in a slight decline in pulpwood prices compared to the third quarter of 2003.

The Real Estate segment reported third quarter revenue of $42 million compared to $28 million in the third quarter of 2003. Gains from these sales were approximately $26 million and $18 million respectively. Land sales during 2004 are higher than they were in 2003 as the company executes its strategy of capturing higher values for timberlands with recreation, conservation and development uses. The segment results include a mixture of conservation and higher and better use land sales.

The Manufacturing segment reported operating profit of $23 million, up approximately $25 million, from the $2 million loss reported for the third quarter of 2003. Continued strong housing activity and improved industrial demand for wood products led to higher prices for each of the company’s manufactured products. Plywood prices were up 42 percent compared to last year’s third quarter, while lumber prices were 30 percent higher. Improved manufacturing efficiency and sales of a higher valued product mix contributed to better financial performance of the company’s medium density fiberboard (MDF) operations. A combination of stronger MDF markets and product mix upgrades resulted in a 21 percent increase in MDF price realizations when compared to the third quarter of 2003.

Outlook

Sawlog demand in the Northern Resources segment is expected to remain good as mills build log inventories in anticipation of spring breakup. However, the pace of mills’ log procurement activity should moderate as a consequence of lower lumber and plywood prices. This could result in a modest correction in Northern sawlog prices during the fourth quarter. Contractor capacity in Maine has recently improved, reducing the upward pressure on log prices in that region. As a result, northern pulpwood prices should hold steady during the quarter.

In the Southern Resources segment, the hurricane season temporarily reduced timber accessibility in certain areas late in the third quarter and early in the fourth quarter. However, timber accessibility has quickly improved and limited the opportunity to take advantage of high spot-market prices.

The company did not experience any material damage to timberlands from these hurricanes. Some timberland owners experienced widespread damage, particularly in Alabama and the Florida panhandle. Plum Creek does not have significant ownership in these markets and does not expect salvaged wood from these regions to have a meaningful or lasting impact on markets where Plum Creek operates.

During the early part of the fourth quarter, sawmill customers in the Southern Resources segment are rebuilding log decks depleted as a result of the hurricanes. Most pulp and paper mills have adequate log inventories. Pulpwood prices in the Southern Resources segment are expected to hold steady at the third quarter price levels. Most lumber mills’ inventories are below target levels and Southern sawlog customers have become more optimistic about future business conditions. Some have recently shown a willingness to pay more for logs in several markets. The company expects sawlog prices in the Southern Resources segment to hold firm or improve modestly from third quarter levels.

Harvest volume in the Northern Resources segment during the fourth quarter should approximate the third quarter level, while the Southern Resources segment harvest is expected to be slightly lower than its third quarter harvest. In past quarters, some customers deferred harvest under long-term fiber supply agreements to buy lower-priced, spot market logs. As a result, the total 2004 harvest is likely to be at the lower end of the 18.5 to 19.0 million-ton range.

The company expects Real Estate segment revenues for the fourth quarter to approach $20 million. These results could be higher if more large, non-strategic timberlands are sold during the quarter.

Earnings for the Manufacturing segment are expected to decline as prices for lumber and plywood correct from the exceptionally strong levels of the second and third quarters. MDF prices are expected to decline modestly, a typical seasonal pattern. Sales volumes for each product should also be seasonally lower during the fourth quarter.

The company expects earnings for the fourth quarter to be between $0.28 and $0.33 per share.

“Plum Creek is continuing to execute on its goal of long-term value creation,” said Rick Holley. “Disciplined capital allocation is at the center of our strategy. During the first nine months of this year, the company has acted to add meaningful value to our shareholders’ investment. We’ve disposed of non-strategic timberlands that did not fit the long-term plan of the company. The company has also captured nearly $68 million, beyond our estimates of underlying timberland value, from the sale of timberland for recreation, development or conservation uses.

“As a result of successful execution of our strategies, we recently increased our dividend approximately 3 percent as a signal that our actions will continue to grow sustainable cash flow and add to the intrinsic value of the company.

“We will pursue our strategies with discipline and patience with the ultimate goal of growing the per share value of the company.”

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, October 25, at 5:00 p.m. EDT (2:00 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings.

Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 8904738.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” section of Plum Creek’s website at www.plumcreek.com.

_________________

Plum Creek is one of the largest land and timber owners in the nation, with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Nine Months Ended
	September 30, 2004	September 30, 2003
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$513	$473
Real Estate	280	108
Manufacturing	396	292
Other	12	8

Total Revenues	1,201	881

Costs and Expenses:
Cost of Goods Sold:
Timber	269	248
Real Estate	140	65
Manufacturing	332	294
Other	3	3

Total Cost of Goods Sold	744	610
Selling, General and Administrative	62	56

Total Costs and Expenses	806	666
Gain on Sale of Other Assets	5	--

Operating Income	400	215

Interest Expense, net	84	86

Income before Income Taxes	316	129
Benefit (Provision) for Income Taxes	(27)	7

Net Income	$289	$136

Net Income per Share - Basic	$1.57	$0.74

Net Income per Share - Diluted	$1.57	$0.74

Weighted average number of Shares outstanding - Basic	183.3	183.4

Weighted average number of Shares outstanding - Diluted	184.1	184.0

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Quarter Ended
	September 30, 2004	September 30, 2003
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$178	$158
Real Estate	42	28
Manufacturing	140	101
Other	3	3

Total Revenues	363	290

Costs and Expenses:
Cost of Goods Sold:
Timber	96	88
Real Estate	16	10
Manufacturing	114	99
Other	--	1

Total Cost of Goods Sold	226	198
Selling, General and Administrative	22	20

Total Costs and Expenses	248	218

Operating Income	115	72
Interest Expense, net	28	29

Income before Income Taxes	87	43
Benefit (Provision) for Income Taxes	(10)	2

Net Income	$77	$45

Net Income per Share - Basic	$0.42	$0.25

Net Income per Share - Diluted	$0.42	$0.25

Weighted average number of Shares outstanding - Basic	183.5	183.0

Weighted average number of Shares outstanding - Diluted	184.2	183.7

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	September 30, 2004	December 31, 2003
	(In Millions, Except Per Share Amounts)
ASSETS

Current Assets:
Cash and Cash Equivalents	$363	$260
Restricted Advance from Customer	15	3
Accounts Receivable	44	34
Inventories	61	54
Investment in Grantor Trust	12	13
Deferred Tax Asset	11	11
Other Current Assets	31	30

	537	405

Timber and Timberlands - Net	3,578	3,674
Property, Plant and Equipment - Net	265	303
Other Assets	7	5

Total Assets	$4,387	$4,387

LIABILITIES

Current Liabilities:
Current Portion of Long-Term Debt	$32	$33
Accounts Payable	26	27
Interest Payable	36	28
Wages Payable	21	23
Taxes Payable	34	15
Deferred Revenue	31	16
Liabilities Associated with Grantor Trust	12	13
Other Current Liabilities	20	13

	212	168

Long-Term Debt	1,407	1,437
Lines of Credit	466	594
Deferred Tax Liability	49	37
Other Liabilities	26	32

Total Liabilities	2,160	2,268

Commitments and Contingencies

STOCKHOLDERS' EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0,
outstanding - none	--	--
Common Stock, $0.01 par value, authorized shares - 300.0,
issued (including Treasury Stock) - 185.6 at September 30, 2004
and 185.1 at December 31, 2003	2	2
Additional Paid-In Capital	2,163	2,150
Retained Earnings	104	9
Treasury Stock, at cost, Common shares - 2.0	(43)	(43)
Other Equity	1	1

Total Stockholders' Equity	2,227	2,119

Total Liabilities and Stockholders' Equity	$4,387	$4,387

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended
	September 30, 2004	September 30, 2003
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$289	$136
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (Includes $4 Loss Related to Forest
Fires in 2003)	78	79
Basis of Real Estate Sold (Includes Impairment Losses of $20 in 2004 and $9 in 2003)	127	57
Deferred Income Taxes	12	(8)
Gain on Sale of Other Assets	(5)	--
Working Capital Changes	16	33
Other	--	2

Net Cash Provided By Operating Activities	517	299

Cash Flows From Investing Activities:
Property Additions (Excluding Timberland Acquisitions)	(49)	(60)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(45)	(59)
Proceeds from Sale of Other Assets	27	--

Net Cash Used In Investing Activities	(67)	(119)

Cash Flows From Financing Activities:
Dividends	(194)	(193)
Borrowings of Long-term Debt and Lines of Credit	1,671	1,664
Repayments of Long-term Debt and Lines of Credit	(1,833)	(1,574)
Proceeds from Stock Option Exercises	9	1
Acquisition of Treasury Stock	--	(43)

Net Cash Used In Financing Activities	(347)	(145)

Increase In Cash and Cash Equivalents	103	35
Cash and Cash Equivalents:
Beginning of Period	260	246

End of Period	$363	$281

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Quarter Ended
	September 30, 2004	September 30, 2003
	(In Millions)

Cash Flows From Operating Activities:
Net Income	$77	$45
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (Includes $4 Loss Related to Forest
Fires in 2003)	27	28
Basis of Real Estate Sold (Includes Impairment Losses of $1 in 2004)	13	8
Deferred Income Taxes	--	(3)
Working Capital Changes	--	28
Other	3	3

Net Cash Provided By Operating Activities	120	109

Cash Flows From Investing Activities:
Property Additions (Excluding Timberland Acquisitions)	(17)	(22)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(6)	(42)

Net Cash Used In Investing Activities	(23)	(64)

Cash Flows From Financing Activities:
Dividends	(66)	(64)
Borrowings of Long-term Debt and Lines of Credit	444	386
Repayments of Long-term Debt and Lines of Credit	(446)	(330)
Proceeds from Stock Option Exercises	6	1

Net Cash Used In Financing Activities	(62)	(7)

Increase In Cash and Cash Equivalents	35	38
Cash and Cash Equivalents:
Beginning of Period	328	243

End of Period	$363	$281